EXHIBIT 10.4
AMENDED AND REVISED EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made as of July 17, 2008, between Karen M. Ferguson (“Executive”) and Resources Connection, Inc. (the “Company”). It replaces and supersedes Executive’s original employment agreement, dated April 1, 1999.
RECITALS
     WHEREAS, the Company desires to establish its right to the continued services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:
1. RETENTION
     The Company does hereby hire, engage, and employ Executive as an Executive Vice President and President, North American Operations, of the Company during the Period of Employment (as defined in Section 3), and Executive does hereby accept and agree to such hiring, engagement, and employment, on the terms and conditions expressly set forth in this Agreement.
2. DUTIES
     (a) During the Period of Employment (as defined in Section 3), Executive shall serve the Company in such positions fully, diligently, competently, and in conformity with the provisions of this Agreement, directives of the Chief Executive Officer and the Board of Directors of the Company (the “Board”), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment, and Executive shall have duties and authority consistent with Executive’s position as an Executive Vice President and President, North American Operations. If requested by the Company, Executive shall also serve as a member of the Board and any Board committees without additional compensation.
     (b) Throughout the Period of Employment, Executive shall devote her full business time, energy, and skill to the performance of her duties for the Company, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with the provisions of Sections 14 and 15, and further provided that

Executive shall not serve as a director of any other publicly traded entity without gaining the consent of the Chief Executive Officer and the Corporate Governance, Nominating and Compensation Committee of the Board prior to the commencement of such service.
     (c) Executive shall exercise due diligence and care in the performance of her duties for and the fulfillment of her obligations to the Company under this Agreement.
     (d) During the Period of Employment, the Company shall furnish Executive with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Executive’s duties hereunder and consistent with her position as an Executive Vice President and President, North American Operations, of the Company.
     (e) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.
3. PERIOD OF EMPLOYMENT
     The “Period of Employment” shall, unless sooner terminated as provided herein, be three (3) years commencing on August 1, 2008 (the “Effective Date”) and ending with the close of business on July 31, 2011. Notwithstanding the preceding sentence, commencing with August 1, 2010, and on each August 1 thereafter (each an “Extension Date”), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto sixty (60) days’ prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the “Non-Extension Notice”). The term “Period of Employment” shall include any extension that becomes applicable pursuant to the preceding sentence.
4. COMPENSATION
     (a) BASE SALARY. During the Period of Employment, the Company shall pay Executive, and Executive agrees to accept from the Company, in payment for her services, a base salary of three hundred eighteen thousand dollars ($318,000) per year (“Base Salary”), payable in accordance with the Company’s general payroll practices in effect from time to time (but in no event less frequently than in monthly installments). The Board shall consider not less frequently than annually upward adjustment to Executive’s Base Salary. The determination of whether Executive’s Base Salary will be upwardly adjusted is within the sole and absolute discretion of the Chief Executive Officer in consultation with the Board. The Chief Executive Officer at any time or times may, but shall have no obligation to, supplement Executive’s salary by such bonuses and/or other special payments and benefits as the Company in its sole and absolute discretion may determine.
     (b) ANNUAL INCENTIVE COMPENSATION. During the Period of Employment, Executive shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for global senior management executives of the Company generally, in accordance with the terms, conditions, and provisions of each such plan as the same may be changed, amended, or terminated, from time to time in the discretion of the Board.

     (c) EQUITY COMPENSATION. During the Period of Employment, Executive shall be eligible to receive grants of stock options, restricted stock, stock appreciation rights, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board.
          Upon (or as may be necessary to give effect to such acceleration, immediately prior to) a Change of Control event, as such term is defined in Section 7.3 of the Company’s 2004 Performance Incentive Plan, all of Executive’s then-outstanding and otherwise unvested outstanding equity awards shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary.
5. BENEFITS
     (a) HEALTH AND WELFARE. During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to all other global senior management executives of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.
     (b) FRINGE BENEFITS. During the Period of Employment, Executive shall be entitled to participate in all fringe benefit plans and programs generally available to all other global senior management executives of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.
     (c) PERSONAL TIME OFF AND OTHER LEAVE. Executive shall be entitled to such amounts of paid personal time off and other leave, as from time to time may be allowed to the Company’s global senior management executives generally or as approved by the Board specifically, with such personal time off to be scheduled and taken in accordance with the Company’s standard policies applicable to such personnel.
     (d) BUSINESS EXPENSES. During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time. At the latest, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement during any taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive.
     (e) AUTOMOBILE. To the extent provided to other senior officers or executives of the Company, during the Period of Employment, Executive shall be entitled to receive an automobile allowance or a leased automobile and reimbursement for expenses associated with the operation and maintenance of such automobile. The Company will reimburse Executive upon presentation of vouchers and documentation for any such operational and maintenance expenses which are consistent with the usual accounting procedures of the Company.

6. DEATH OR DISABILITY
     (a) DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement, the terms “Permanently Disabled” and “Permanent Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform substantially all of her customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. Whether Executive is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined). The determination of the individual Qualified Physician shall be binding and conclusive for all purposes. As used herein, the term “Qualified Physician” shall mean any medical doctor who is licensed to practice medicine in the State of Executive’s residence. Executive and the Company may in any instance, and in lieu of a determination by a Qualified Physician, agree between themselves that Executive is Permanently Disabled. The terms “Permanent Disability” and “Permanently Disabled” as used herein may have meanings different from those used in any disability insurance policy or program maintained by Executive or the Company.
     (b) VESTING ON DEATH OR DISABILITY. Upon any termination of the Period of Employment and Executive’s employment hereunder by reason of Executive’s death or Permanent Disability, as defined in Section 6(a) (“Death or Disability – Definition of Permanently Disabled and Permanent Disability”), any then-outstanding and otherwise unvested stock options, restricted stock and any other equity or equity-based awards granted by the Company to the Executive shall thereupon automatically be deemed vested and remain exercisable for the lesser of three years or the term of the award, notwithstanding any other provision of this Agreement or applicable plans.
     (c) TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies or becomes Permanently Disabled during the Period of Employment, the Period of Employment and Executive’s employment shall automatically cease and terminate as of the date of Executive’s death or the date of Permanent Disability (which date shall be determined by the Qualified Physician or by agreement, under Section 6(a) above, and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to Executive’s death or Permanent Disability, Executive or her estate shall be entitled to receive:
          (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment, equal to the sum of (x) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder (the “Earned/Unpaid Annual Bonus”); and
          (ii) a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs, based upon the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such annual incentive would otherwise have been payable had Executive’s employment not terminated.
     Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to Executive’s death or Permanent Disability, except as set forth in Sections 6(b) and 6(c), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Sections 4(b), 4(c) and 5, Executive shall have no further rights to any compensation or other benefits under this Agreement.
     In the event Executive’s employment is terminated on account of Executive’s Permanent Disability, she shall, so long as her Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all senior management personnel of the Company.
7. TERMINATION BY THE COMPANY
     (a) TERMINATION FOR CAUSE. The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive’s employment hereunder for Cause at any time. The term “Cause” for purpose of this Agreement shall mean:
(i)	Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)	Executive is engaging or has engaged in material fraud, material dishonesty, or other acts of willful and continued misconduct in connection with the business affairs of the Company; or

(iii)	Conviction of criminal theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

(iv)	Executive’s continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Company to Executive of such failure; provided, however, that (A) it shall not be Cause if Executive is making good faith efforts to perform duties and (B) this provision shall not apply to any qualitative dissatisfaction by the Company with Executive’s performance of her duties hereunder; or

(v)	Executive’s continued breach of the provisions of Sections 14 and/or 15 of this Agreement, which breach is not cured within thirty (30) days following written notice by the Company to Executive of such breach.
     If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 27 (“Notices”)) of written notice of such termination to Executive. A determination by the Board that Cause exists shall be effective only if approved at a Board meeting (in person or telephonic) by at least a majority of the Board (not counting the Executive if she is then a member of the Board). The Executive is entitled to be present (with counsel) at such meeting and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least ten (10) days before any such meeting).
     In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment equal to the sum of (A) accrued but unpaid Base Salary as of the date of termination of Executive’s employment hereunder (including any accrued but unpaid personal time off) and (B) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive’s employment hereunder.
     Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement.
     If the Company attempts to terminate Executive’s employment pursuant to this Section 7(a) and it is ultimately determined that the Company lacked Cause, in addition to any other non-contractual remedies Executive may have, the provisions of Section 7(b) (“Termination by the Company-Termination Without Cause”) shall apply and Executive shall be entitled to receive the payments called for by Section 7(b) (“Termination by the Company-Termination Without Cause”).
     (b) TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate the Period of Employment and Executive’s employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company without Cause (other than due to Executive’s death or Permanent Disability), then Executive shall be entitled to receive:
          (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder (including any accrued but unpaid personal time off), (B) the Earned/Unpaid Annual Bonus, if any, and (C) an amount equal to three and a half times the then current Base Salary.
          (ii) any remaining unvested stock options or restricted stock shall thereupon automatically be deemed vested and remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans; and
          (iii) continued participation in the Company’s group health insurance plans at the Company’s expense until the earlier of (A) the expiration of the two (2) years from the effective date of termination or (B) Executive’s eligibility for participation in the group health plan of a subsequent employer or entity for which Executive provides consulting services;

provided, however, that the amount otherwise payable to Executive pursuant to Section 7(b)(i)(C) shall be reduced by the amount of any cash severance or termination benefits paid to Executive under any other severance plan, severance program or severance arrangement of the Company and its affiliates (but not reduced by any other payment to Executive whatsoever, including (without limitation) any payment by the Company or any affiliate of the Company in consideration of stock or any other property).
     Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company without Cause, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or other benefits under this Agreement.
     As a condition precedent to any Company obligation to the Executive pursuant to this Section 7(b), the Executive shall, upon or promptly following her last day of employment with the Company, provide the Company with a valid, executed, written release of claims (in the form attached hereto as Exhibit A or such other form as modified by the Company for senior executives) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 7(b) unless and until the release contemplated by this Section 7(b) becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.
8. TERMINATION BY EXECUTIVE
     (a) TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive’s employment hereunder at any time without Good Reason (as defined below) upon thirty (30) days prior written notice of such termination to the Company. Any such termination by the Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 7(a) shall apply.
     (b) TERMINATION WITH GOOD REASON. The Executive may terminate the Period of Employment and resign from employment hereunder for “Good Reason”:
(i)	if the Company requires Executive to relocate her principal office to a location outside of the New York metropolitan area, without Executive’s consent; or

(ii)	if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or

(iii)	if the Company materially diminishes Executive’s authority, duties, responsibilities, or

(iv)	if the Company materially breaches any provision of this Agreement;
provided, however, that none of the events described in Subsection 8(b)(ii), 8(b)(iii) or 8(b)(iv) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the event(s) which constitute Good Reason within sixty (60) days of the initial existence of such event(s) and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice; and provided, further, that in all events the termination of the Executive’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the event(s) claimed to constitute Good Reason.
     Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(b) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 8(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 8(a) (“Termination Without Good Reason”) and, by reference therein, the provisions of Section 7(a) (“Termination For Cause”), shall apply.
9. EXCLUSIVE REMEDY
     Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole contract remedy for any termination of her employment and Executive covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.
10. EXPIRATION OF PERIOD OF EMPLOYMENT
     (a) ELECTION NOT TO EXTEND PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, unless Executive’s employment is earlier terminated pursuant to Sections 6, 7 or 8, termination of Executive’s employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the anniversary of the next Extension Date following the delivery of the Non-Extension Notice pursuant to Section 3. If the Company elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by the Company without Cause under Section 7(b); provided, however, that the applicable lump sum payment due pursuant to a non-renewal shall be two times Executive’s then current Base Salary only. If Executive elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by Executive without Good Reason under Section 8(a).
     (b) CONTINUED EMPLOYMENT BEYOND EXPIRATION OF PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, but the parties want to continue Executive’s employment without a written contract, such continued employment will be at will and shall not be deemed to extend any of the provisions of this Agreement. At such time, Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, however, that the provisions of Sections 14, 15 and 16 shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

11. GROSS-UP
     Notwithstanding any other provision of this Agreement, if and to the extent any payment made under this Agreement, either alone or in conjunction with other payments Executive has the right to receive either directly or indirectly from the Company, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then Executive shall be entitled to receive an excise tax gross-up payment in accordance with Appendix A.
12. CONSISTENT TREATMENT
     If compensation or benefits plans, programs or arrangements are offered to other senior executives of the Company, the Executive shall have the right to participate in such plans, programs and arrangement on a basis not less favorable to the Executive than the terms and conditions of such plans, programs and arrangements generally applicable to the other senior executives of the Company.
13. MEANS AND EFFECT OF TERMINATION
     Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.
14. RESTRICTIVE COVENANTS
     Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
     (a) During the period of Executive’s employment by the Company, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. During the period of Executive’s employment by the Company and for a period of two years thereafter (the “Restricted Period”), Executive will not, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates.
     (b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.
     (c) During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.
     (d) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
     (e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 14 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
15. CONFIDENTIALITY.
     Executive will not at any time (whether during or after her employment with the Company), unless compelled by lawful process, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of her employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that she may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

16. SPECIFIC PERFORMANCE
     Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 14 or Section 15 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
17. ASSIGNMENT
     This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
18. GOVERNING LAW
     This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.
19. ENTIRE AGREEMENT
     This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any stock option, restricted stock or other equity or equity-based award agreement between Executive and the Company that was executed prior to the date hereof or (ii) any indemnification agreement between Executive and the Company prior to the date hereof.

20. POST-TERMINATION COOPERATION
     Executive agrees that following the termination of her employment for any reason, she shall reasonably cooperate at mutually convenient times in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be compensated for her time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which she shall undertake without any compensation.
21. MODIFICATIONS
     This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.
22. WAIVER
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
23. NUMBER AND GENDER
     Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
24. SECTION HEADINGS
     The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

25. ATTORNEYS’ FEES
     Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or her in connection with such action.
26. SEVERABILITY
     In the event that an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
27. NOTICES
     All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(a)	if to the Company:

Attn: Kate W. Duchene, Esq.

With copies to:

David A. Krinsky, Esq. O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660
     (b)     if to Executive, to the Executive at the Executive’s last address reflected in the Company’s payroll records.
Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 27 for the giving of notice.

28. COUNTERPARTS
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
29. WITHHOLDING TAXES
     The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
30. SECTION 409A
     (a) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1, 409A-1(i) as of the date of the Executive’s separation from service, the Executive shall not be entitled to any payment or benefit pursuant to Section 6, 7 or 8, as applicable, until the earlier of (i) the date which is six (6) months after the Executive’s separation from service for any reason other than death, or (ii) the date of the Executive’s death. The provision of this Section 30 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 30 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
     (b) To the extent that any reimbursements pursuant to Section 4(d) or Section 5 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expenses were incurred. The provision of benefits pursuant to Section 7(b)(iii) and reimbursements pursuant to Section 4(d) and Section 5 are not subject to liquidation or exchange for another benefits and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

31. LEGAL COUNSEL; MUTUAL DRAFTING
     Each party recognizes that this is a legally binding contract and acknowledges and agrees that they had had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY:
By:
Name:	Thomas D. Christopoul
Title:	Chief Executive Officer

EXECUTIVE:

Karen M. Ferguson

APPENDIX A
(Gross-Up Provisions)
     (a) In the event it is determined (pursuant to (b) below) or finally determined (as defined in (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor, direct or indirect subsidiary or affiliate of the Company (or any successor of affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), occurring after the Effective Date, to or for the benefit Executive or Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (each a “Payment” and collectively the “Payments”) is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees)) hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to Executive (or to the applicable taxing authority on Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to the amount such that after payment by Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.
     (b) Except as provided in subsection (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Executive (“Executive’s Accountant”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Executive’s Accountant, hereinafter, the “Executive’s Determination”). The Executive’s Determination shall be reviewed on behalf of the Company by a certified public accounting firm selected by the Company (the “Company’s Accountant”). The Company shall notify Executive within 10 business days after receipt of the Executive’s Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Company to make payment as provided in subsection (a) above within 10 days from the expiration of such 10 business-day period. In the event of an objection by the Company to the Executive’s Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Executive’s Accountant and the Company’s Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Executive and the Company. In such a case, the third accounting firm’s findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Company to make any payment as a result thereof within 10 days following the receipt of such third accounting firm’s determination. All fees and expenses of each of the accounting firms referred to in this Appendix A shall be borne solely by the Company.
     (c) (i) Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Executive’s rights under Section 10 and this Appendix A except to the extent of actual damages suffered by the Company as a result of such failure. Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to make the payments to Executive which may ultimately be required under this section before assuming responsibility for the claim), Executive shall:
(A) give the Company any information reasonably requested by the Company relating to such claim;
(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;
(C) cooperate with the Company in good faith in order effectively to contest such claim; and
(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Appendix A, and to the extent its actions do not unreasonably interfere with or prejudice Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.
     (ii) If, after receipt by Executive of an amount advanced by the Company pursuant to paragraph (c)(i), Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Appendix A) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (c)(i), it is finally determined that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.
     (iii) For purposes of this Appendix A, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (A) the expiration of the 15-day period referred to in paragraph (c)(i) above if the Company has not notified Executive that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Executive and the Taxing Authority (which agreement may be executed only in compliance with this Appendix A),

(D) the receipt by Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from Executive, affirmatively indicate in writing to Executive that the Company intends to continue to pursue such contest).
(d)	As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made (“Underpayment”), or that a Gross-Up Payment not properly needed to be made should be made (“Overpayment”). The determination of any Underpayment shall be made using the procedures set forth in paragraph (b) above and shall be paid to Executive as an additional Gross-Up Payment. The Company shall be entitled to use procedures similar to those available to Executive in paragraph (b) to determine the amount of any Overpayment (provided that the Company shall bear all costs of the accountants as provided in paragraph (b)). In the event of a determination that an Overpayment was made, Executive shall promptly repay to the Company the amount of such Overpayment (together with interest at the applicable Federal rate provided for in Section 1274(d) of the Code from the date of such Overpayment to the date of such repayment); provided, however, that the amount to be repaid by Executive to the Company shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made.

(e)	Nothing in this Appendix A is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void to the extent required by such Act. Any payment due to the Executive pursuant to this Appendix will be paid no later than the last day of the end of the Executive’s taxable year following the taxable year in which the Executive pays or remits the related taxes.

EXHIBIT A
Release of Claims

EXHIBIT 1
SEPARATION AND GENERAL RELEASE AGREEMENT
          In exchange and consideration of the covenants undertaken and releases contained in this Severance and General Release Agreement (“Agreement”),                                          (“Employee”) and Resources Connection, Inc. (“Resources”), agree as follows:
1. Termination: Effective                                         , 200_, Resources and Employee mutually agree that Employee’s employment with Resources and its affiliates shall terminate. Accordingly, Resources and Employee acknowledge that any employment or contractual relationship between them terminated on                     , 200_, and that they have no further employment or contractual relationship except as may arise out of this Agreement.
[OR]
Resignation: Effective                                         , 200___, Resources and Employee mutually agree that Employee will resign [his/her] position as                                          and that [his/her] employment with Resources and its affiliates shall be terminated. Accordingly, Resources and Employee acknowledge that any employment or contractual relationship between them will terminate on                                         , 200_, and that they have no further employment or contractual relationship except as may arise out of this Agreement.
2. Severance: As a severance payment, Resources shall pay to Employee the equivalent of                                          (___) weeks of compensation, less standard withholding and authorized deductions. As part of the severance package, Resources also agrees to pay to Employee a sum equivalent to the cost of                      (___) months of COBRA coverage for Employee at Employee’s current benefit elections, less standard withholding and authorized deductions. [These payments/This payment] shall be made in one lump sum within fourteen (14) days after the execution of this Agreement. [Note: If over 40, must be at least 10 days after.] Employee confirms that [he/she] has been paid any and all accrued wages, including any bonus, retirement, and any other payments or benefits and none shall accrue beyond                                         , 200_, other than as set forth in this Agreement.
3. Stock Options: Employee’s stock option award which was originally granted during [his/her] employment, shall vest as set forth in the applicable equity incentive plan. As set forth in the applicable equity incentive plan, Employee shall have                      term from the date of [his/her] termination to exercise any or all of any vested options then remaining.
4. Company Property: Employee warrants and represents that [he/she] has returned any and all property belonging to Resources.

5. No Admission of Liability: Resources expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Employee and Resources relating to alleged violation of Resources’ policies or procedures or any state or federal law or regulation, if any, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Resources of any violation of its policies, procedures, state or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Resources of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.
6. Release: Except for those obligations created by or arising out of this Agreement, Employee, on behalf of [himself/herself], [his/her] descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Resources, its divisions, affiliated corporations, past and present, and each of them, as well as its and their directors, officers, managers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”). This release applies to any and all claims, wages, agreements, obligations, demands, rights, causes of action and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected (collectively “Claims”), arising out of or in any way connected with Employee’s employment relationship with, or [his/her] resignation, separation or termination from, Resources, including, without limitation, any Claims for severance pay, bonus or similar benefit, sick leave, personal time off, retirement, vacation pay, holiday pay, life insurance, health or medical insurance or any other non-ERISA fringe benefit, workers’ compensation or disability, or any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limitation, any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the                                          [State] antidiscrimination laws, or any other federal, state or local law, regulation or ordinance.
7. Bar to Claims: It is a further condition of the consideration hereof and is the intention of both parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Employee hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. Nothing contained in this Agreement shall be interpreted to prevent any governmental agency from pursuing any matter which it deems appropriate or to prevent Employee from filing a charge or administrative complaint with any governmental administrative agency; provided, however, that any and all remedies available on behalf of Employee are covered by the releases in this Agreement.

8. Unknown Claims: Employee acknowledges that [he/she] may hereafter discover claims or facts in addition to or different from those which [he/she] now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that [he/she] understands the significance and consequence of such release and such specific waiver.
[OR, If California Employee]
Unknown Claims: It is the intention of Employee in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon [him/her] by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Employee acknowledges that [he/she] may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that [he/she] understands the significance and consequence of such release and such specific waiver of SECTION 1542.
9. ADEA Waiver: Employee expressly acknowledges and agrees that, by entering into this Agreement, [he/she] is waiving any and all rights or claims that [he/she] may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:
a.	In return for this Agreement [he/she] will receive compensation beyond that which [he/she] already was entitled to receive before entering into this Agreement;

b.	[He/She] is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	[He/She] was given a copy of this Agreement on ______, 200_, and informed that [he/she] had 21 days within which to consider the Agreement; however, Employee may waive the 21-day period; and

d.	[He/She] was informed that [he/she] has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.
10. Confidentiality: The parties agree to keep the terms and conditions of this Agreement confidential. Employee agrees that [he/she] will not disclose the terms of this Agreement to any individual, including, but not limited to, any current or former employee of Resources, provided however, that Employee may disclose the terms of the Agreement to [his/her] personal financial or tax advisors who have a legitimate need to know and who shall also agree to be bound by this confidentiality provision. Resources agrees that it will not disclose the terms of this Agreement to any individual, except for Resource’s executive management, legal or tax advisors, or other Resources personnel who have a legitimate need to know in order to execute this Agreement, all of whom shall also agree to be bound by this confidentiality provision. The parties agree that this confidentiality provision is a material term of the Agreement and, if breached, damages would be difficult to ascertain. Accordingly, either party found in breach of this provision shall pay to the non-breaching party liquidated damages in the amount of $5,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.
11. Non-Disparagement: Employee and Resources agree that they will not make any defamatory or disparaging oral or written comments or statements concerning the other, [his/her] or its business, reputation, employees, or past or present directors or affiliates or subsidiaries. The parties agree that this non-disparagement clause is a material term of the Agreement and, if breached, damages would be difficult to ascertain. Accordingly, either party found in breach of this provision shall pay to the non-breaching party liquidated damages in the amount of $25,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.
12. Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.
13. Confidentiality, Employee Inventions and Non-Solicitation Agreement: In accordance with the paragraph below, the provisions of the Confidentiality, Employee Inventions and Non-Solicitation Agreement signed by Employee on                     , 200_, and annexed hereto as Exhibit A, shall remain in full force and effect. The parties agree that this is a material term of this Agreement and, if breached, damages would be difficult to ascertain. Accordingly, if Employee is found in breach of this provision, [he/she] shall pay to Resources liquidated damages in the amount of $25,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.
14. Integrated Agreement: This Agreement is an integrated agreement and is the entire agreement and final understanding between the parties concerning Employee’s employment, Employee’s termination from Resources and the other subject matters addressed herein. Accordingly, it supersedes all prior negotiations and all agreements whether written or oral, concerning the subject matters herein, with the exception of the Confidentiality, Employee Inventions and Non-Solicitation Agreement, as noted herein. This Agreement may be modified only by a writing signed by the parties.
15. No Assignment: Employee warrants and represents that [he/she] has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Employee shall defend, indemnify and hold harmless Resources from and against any claim based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
16. Arbitration: Any controversy or claim between Employee and Resources arising out of, relating to or connected with this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in                      County [County in which employee works], in accordance with the applicable state statutory scheme. In the event either party institutes arbitration under this Agreement, the party prevailing in any such dispute shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, and court reporter fees.
15. Telecopied Signatures: In order to expedite the execution of this Agreement, telecopied signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto. Employee and Resources intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of and reliance upon telecopied signatures. Following any facsimile transmittal, the respective party shall deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.
16. Governing Law: The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of                                          [State in which employee works] without regard to principles of conflict of laws.
17. Drafting of Agreement: Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter, and Employee waives the benefits of any statutory or other presumption to the contrary.

18. Advice of Counsel: In entering this Agreement, the parties represent that they have relied upon (or been given an opportunity to rely upon) the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys (or they have chosen to forgo such advice and explanation), and that those terms are fully understood and voluntarily accepted by them.
19. Waiver of Breach: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
20. Supplementary Documents: All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
21. Notice: Any notice required to be given to Resources pursuant to this Agreement, shall be in writing and shall be deemed to have been sufficiently given either when served personally or via facsimile and addressed to the appropriate party. Any notice required to be given to Employee pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given when served personally, by first class mail or via facsimile. Notices to Resources shall be effective only when addressed to: Chief Legal Officer, Resources Global Professionals, 17101 Armstrong Avenue, Irvine, California 92614; facsimile (714) 430-6405. Notice to Employee shall be effective only when addressed to:                                                             .
22. Headings Not Controlling: Headings are used only for ease of reference and are not controlling.
The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.
EXECUTED this                      day of                                         , 2008, in Irvine, Orange County, California.

Kate W. Duchene
Chief Legal Officer
For Resources Connection LLC
EXECUTED this                      day of                        , 2008, in                             [CITY],
County,                      .

[Employee Name]

ACKNOWLEDGMENT AND WAIVER
          I,                                         , hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
          I declare under penalty of perjury under the laws of the State of                                          [State in which employee works] that the foregoing is true and correct.
          EXECUTED this                      day of                                           2008, at                                          County,                                           [State].

[Employee Name]

Exhibit A
COPY OF CONFIDENTIALITY, EMPLOYEE INVENTIONS AND NON-SOLICIATION AGREEMENT
PDF file under separate cover